Exhibit 99.1
PRESS RELEASE

Contact:	Mark E. Hood SVP, Chief Financial Officer (314-633-7255)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 8.2%
For the Four Weeks Ended November 1, 2005
St. Louis, MO, November 15, 2005 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 8.2% for the four weeks ended November 1, 2005. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	Year-to-date through
	November 1, 2005	November 1, 2005
Company-owned	8.1%	7.5%
Franchised	8.2%	8.1%
Total System	8.2%	7.9%
Comparable bakery-cafe sales increases exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.
Included above are Company, franchised, and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitating an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.